Exhibit 99.1

News
Release

Vectren Corporation
One Vectren Square
Evansville, IN 47708

FOR IMMEDIATE RELEASE
Jan. 17, 2014
Media contact: Chase Kelley, (812) 491-4128 or kckelley@vectren.com

Vectren outlines requirements to achieve
environmental compliance with new EPA mandates

Evansville, Ind. - Today, Vectren Energy Delivery of Indiana (Vectren) filed a request with the Indiana Utility Regulatory Commission (IURC) seeking approval to upgrade existing emissions control equipment on its coal-fired electric generation units. These enhancements will ensure the utility can comply with three new Environmental Protection Agency (EPA) mandates, including the mercury and air toxins standards (MATS) that will take effect in 2016. Vectren plans to spend $70 to $90 million over the next two years at its power plants in southwestern Indiana. The company is currently not seeking recovery of these federally mandated costs but instead intends to delay recovery until 2020.

“Even though existing Indiana legislation provides for immediate cost recovery of federally mandated projects, we have not requested cost recovery in this filing in an effort to ensure these expenditures have no near-term customer bill impacts,” said Carl Chapman, Vectren’s chairman, president and CEO. “We have an obligation to comply with these environmental requirements and to ensure safe, reliable service, and we intend to delay recovery in an effort to mitigate the impact on electric bills.”

Through the upcoming expenditures, Vectren will enhance the emissions removal abilities of its emissions control equipment. The two primary pollutants addressed will be mercury and sulfur trioxide (SO3).

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Approximately half of the planned expenditures will go toward mercury-related compliance: Vectren will upgrade its equipment, primarily its scrubbers, to ensure more mercury is captured in air emissions. A portion of the expenditures will address mercury capture in plant wastewater discharge areas.

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The remaining investments will address EPA’s concerns with alleged increases in SO3 emissions: From 2001 through 2005, Vectren installed state-of-the-art selective catalytic reduction (SCR) equipment to reduce nitrogen oxide emissions on its coal-fired generation units. The EPA has alleged these industry-standard SCR units, although previously approved and functioning properly, can cause increased emissions of sulfur in the form of SO3. Vectren is working with the EPA to identify the concern and will address it through an SO3 mitigation system as needed.

“The environmental investments we need to undertake to comply with the new EPA rules are much less than recent projects announced by many other utilities due to the fact we have already installed the majority of the required emissions control equipment in the last decade,” added Chapman. “Neighboring utilities are spending hundreds of millions; shutting down older, uncontrolled plants; or building new plants to ensure they can comply by 2016.”

Exhibit 99.1

Vectren has nearly 1,300 megawatts (MW) of generating capacity, of which 1,000 MW is coal-fired. Vectren has two power plants: F.B. Culley in Warrick County and A.B. Brown in Posey County. The utility shares ownership of Warrick Unit 4, a 300-MW unit, with Alcoa. Vectren serves 142,000 electric customers in Dubois, Gibson, Pike, Posey, Spencer, Vanderburgh and Warrick counties.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.  Vectren's energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services and coal mining. To learn more about Vectren, visit www.vectren.com.

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